Exhibit 99.1

Imperial to sell remaining company-owned retail stations for $2.8 billion

•	Existing Esso branded distributors to assume ownership and operation of remaining 497 company-owned retail stations
•	Esso brand to maintain strong presence in Canada with opportunities for continued growth

Calgary, March 8, 2016 — Imperial Oil has reached agreements with five fuel distributors in Canada to sell its remaining 497 company-owned Esso retail stations.

Distributors purchasing the sites include Alimentation Couche-Tard Inc. for retail stations in Ontario and Quebec, 7-Eleven Canada Inc. for sites in Alberta and British Columbia, Harnois Groupe pétrolier for sites in Quebec, Parkland Fuel Corp. for sites in Saskatchewan and Manitoba, and Wilson Fuel Co. Limited for sites in Nova Scotia and Newfoundland. These distributors have a proven track record of providing high-quality customer service and operational excellence within the fuels marketing industry in Canada.

“We believe these agreements represent the best way for Imperial to grow in the highly competitive Canadian fuels marketing business,” said Rich Kruger, chairman, president and chief executive officer of Imperial. “The Esso brand has a leading presence in Canada through our distributor network and strong prospects for continued growth to the benefit of our customers and shareholders.”

More than 1,700 Esso retail stations currently operate in Canada.

The sales are anticipated to close by year-end 2016, subject to regulatory approvals. Proceeds from the transactions are valued at about C$2.8 billion.

The On the Run/Marché Express convenience store franchise will continue to operate at select retail stations within the Esso network under the ownership and management of Parkland Fuel.

Esso’s marketing and loyalty programs will continue unchanged.

Contacts:

Investor Relations

Meredith Milne

587-476-4743

Media Relations

Killeen Kelly

587-476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.